Exhibit (h.7)(b)

FORM OF AMENDMENT TO

THE DEALER AGREEMENT

1/29/2019

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Brookfield Place

225 Liberty Street, 42nd Floor

New York, New York 10281

Ladies and Gentlemen:

This amendment (the “Amendment”) is made to the Dealer Agreement for Blackstone Alternative Alpha Fund dated as of 2/5/2013 (as it may have been subsequently amended, the “Dealer Agreement”) by and among: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Sub-Distribution Agent”); and (ii) Blackstone Advisory Partners L.P. (the “Distributor”).

Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Dealer Agreement.

In consideration of the mutual representations, warranties and covenants contained in the Dealer Agreement, the Sub-Distribution Agent and the Distributor have agreed to amend Section 12 of the Dealer Agreement as follows:

Section 12     Notices.

(a) All communications hereunder shall be in writing and sent by mail, reputable courier, hand delivery or electronic transmission and confirmed at:

(i)

If to the Sub-Distribution Agent: Brookfield Place, 225 Liberty Street, 42nd Floor, New York, New York 10281, Attention: [    ], email: [    ]; with copies to the attention of [    ] and [    ], Legal Department GWIM, email: [    ] and [    ] and [    ], Head of Due Diligence, email: [    ], at the same address.

(ii)

If to the Fund or the Distributor, c/o the Distributor at the following: address: Blackstone Advisory Paterners L.P., 345 Park Avenue, New York, NY 10154, email: BAIAComplaince@Blackstone.com attention: Peter Koffler, with a copy to Blackstone Alternative Alpha Fund, 345 Park Avenue, 28th Floor, New York, NY 10154.

(b) Notices shall be effective when actually received. A Party may change its address for notices by providing written notice to the other Parties as provided in this Section 12.

(c) In addition to Section 12a, all communications to the Sub-Distribution Agent, including but not limited to provision of Offering Materials and copies of certain documents specified hereunder, shall be made to the delivering party’s regular business contact at the Sub-Distribution Agent (or such other Persons as the Sub-Distribution Agent may identify).

Amendment to Merrill Lynch Selling Agreement	Blackstone Alternative Asset Management

Except to the extent modified or amended by this Amendment, all terms and provisions of the Dealer Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

[The remainder of this page is intentionally left blank].

Amendment to Merrill Lynch Dealer Agreement	Blackstone Alternative Asset Management

In witness hereof, the parties hereto have executed this Amendment with effect as of the first date written above.

BLACKSTONE ADVISORY PARTNERS L.P.

By:

Confirmed and accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

Amendment to Merrill Lynch Dealer Agreement	Blackstone Alternative Asset Management